Exhibit 2.1

FORM OF REORGANIZATION AGREEMENT

by and between

LIBERTY MEDIA CORPORATION

and

ATLANTA BRAVES HOLDINGS, INC.

Dated as of [    ], 2023

TABLE OF CONTENTS

Page

ARTICLE I RESTRUCTURING AND CONTRIBUTION		3
1.1	Restructuring	3
1.2	Transfer of SplitCo Assets and SplitCo Businesses; Assumption of SplitCo Liabilities	3
1.3	Third Party Consents and Government Approvals	4
1.4	Reorganization and Redemption Documents	4
1.5	Qualification as Reorganization	4

ARTICLE II REDEMPTION		4
2.1	The Redemption	4
2.2	Conditions to the Redemption	6
2.3	Treatment of Outstanding Equity Awards	7
2.4	Formula One Distribution	8
2.5	Liberty Media Exchange	9

ARTICLE III REPRESENTATIONS AND WARRANTIES		9
3.1	Representations and Warranties of the Parties	9
3.2	No Approvals or Notices Required; No Conflict with Instruments	10
3.3	No Other Reliance	10

ARTICLE IV COVENANTS		11
4.1	Cross-Indemnities	11
4.2	Further Assurances	14
4.3	Specific Performance	15
4.4	Access to Information	15
4.5	Confidentiality	16
4.6	Notices Regarding Transferred Assets	16
4.7	Treatment of Payments	17

ARTICLE V CLOSING		17
5.1	Closing	17
5.2	Conditions to Closing	17
5.3	Deliveries at Closing	17

ARTICLE VI TERMINATION		19
6.1	Termination	19
6.2	Effect of Termination	19

ARTICLE VII MISCELLANEOUS		19
7.1	Definitions	19
7.2	No Third-Party Rights	25
7.3	Notices	25
7.4	Entire Agreement	26

i

7.5	Binding Effect; Assignment	26
7.6	Governing Law; Jurisdiction	26
7.7	Waiver of Jury Trial	27
7.8	Severability	27
7.9	Amendments; Waivers	27
7.10	No Strict Construction; Interpretation	27
7.11	Conflicts with Tax Sharing Agreement	28
7.12	Counterparts	28

EXHIBIT A – Forms of Aircraft Time Sharing Agreements

EXHIBIT B – Form of Facilities Sharing Agreement

EXHIBIT C – Form of Services Agreement

EXHIBIT D – Form of SplitCo Charter

EXHIBIT E – Form of Tax Sharing Agreement

EXHIBIT F – Form of Registration Rights Agreement

SCHEDULE 1.1 -- Restructuring Plan

ii

REORGANIZATION AGREEMENT

This REORGANIZATION AGREEMENT (together with all Schedules and Exhibits hereto, this “Agreement”), dated as of [   ], 2023, is entered into by and between LIBERTY MEDIA CORPORATION, a Delaware corporation (“Liberty Media”), and ATLANTA BRAVES HOLDINGS, INC., a Nevada corporation (“SplitCo”). Certain capitalized terms used herein have the meanings ascribed thereto in Section 7.1.

RECITALS:

WHEREAS, prior to the Redemption (as defined below), SplitCo is a wholly owned Subsidiary (as defined below) of Liberty Media;

WHEREAS, in accordance with and pursuant to the Liberty Charter (as defined below), the businesses, assets and liabilities of Liberty Media are currently attributed to three tracking stock groups: the Liberty SiriusXM Group, the Formula One Group and the Liberty Braves Group;

WHEREAS, the Liberty Board (as defined below) has determined that it is appropriate and in the best interests of Liberty Media and its stockholders to reorganize its businesses, assets and liabilities by means of the split-off of SplitCo, which would consist of all of the business, assets and liabilities currently attributed to Liberty Media’s Liberty Braves Group (other than any assets of the Liberty Braves Group which will be used to settle and extinguish the intergroup interests in the Liberty Braves Group attributed to the Liberty SiriusXM Group and the Formula One Group prior to the Effective Time (as defined below)), including Braves Holdings, LLC (“Braves Holdings”) which is the owner and operator of the Atlanta Braves Major League Baseball Club (the “Braves”) and certain other assets and liabilities associated with the Braves’ stadium and Braves Holdings’ mixed use development project, The Battery Atlanta, and corporate cash, in each case, at the Effective Time;

WHEREAS, prior to the Effective Time and with respect to clause (ii) below, prior to the Formula One Distribution Record Date, Liberty Media will settle and extinguish (i) any remaining intergroup interest in the Liberty Braves Group attributed to the Liberty SiriusXM Group through the reattribution to the Liberty SiriusXM Group of a corresponding number of shares of SplitCo’s Series A common stock (the “LSXM Group Attributed SplitCo Shares”), (ii) any remaining intergroup interest in the Formula One Group attributed to the Liberty SiriusXM Group through the reattribution of cash from the Liberty Formula One Group to the Liberty SiriusXM Group (the “LSXM Group Attributed Cash”) in an amount equal to (x) the aggregate number of notional shares representing such intergroup interest multiplied by (y) the Market Value (as defined in the Liberty Charter) of a Liberty Formula One Group Reference Share (as defined in the Liberty Charter) on the Trading Day (as defined in the Liberty Charter) of such reattribution and (iii) any remaining intergroup interest in the Liberty Braves Group attributed to the Formula One Group through the reattribution to the Formula One Group of a corresponding number of shares of SplitCo’s Series C common stock (the “F1 Group Attributed SplitCo Shares”);

WHEREAS, following approval by the Liberty Board, the SplitCo Board (as defined below) has duly adopted the SplitCo Transitional Plan (as defined below);

1

WHEREAS, the parties desire to effect the transactions contemplated by this Agreement, including the Restructuring (as defined below) and the redemption (the “Redemption”) of (i) each outstanding share of Liberty Media’s Series A Liberty Braves common stock, par value $0.01 per share (“BATRA”), in exchange for one share of SplitCo’s Series A common stock, par value $0.01 per share (“New BATRA”), (ii) each outstanding share of Liberty Media’s Series B Liberty Braves common stock, par value $0.01 per share (“BATRB”), in exchange for one share of SplitCo’s Series B common stock, par value $0.01 per share (“New BATRB”), and (iii) each outstanding share of Liberty Media’s Series C Liberty Braves common stock, par value $0.01 per share (“BATRK” and, together with BATRA and BATRB, the “Liberty Braves Common Stock”), in exchange for one share of SplitCo’s Series C common stock, par value $0.01 per share (“New BATRK” and, together with New BATRA and New BATRB, the “SplitCo Common Stock”), subject to the conditions described herein;

WHEREAS, following the Redemption and in connection therewith, Liberty Media will distribute the F1 Group Attributed SplitCo Shares on a pro rata basis to the holders of record of Liberty Formula One common stock that hold such Liberty Formula One common stock on the Formula One Distribution Record Date (as defined below) based on the number of shares of Liberty Formula One common stock outstanding on the Formula One Distribution Record Date (the “Formula One Distribution”);

WHEREAS, following the Redemption and in furtherance of the Split-Off Transactions (as defined below), Liberty Media intends to exchange the LSXM Group Attributed SplitCo Shares with one or more third party lenders for satisfaction of certain debt obligations of Liberty Media attributed to the Liberty SiriusXM Group at the time of the exchange that are held by such third party lenders (the “Liberty Media Exchange”) or, if market and general economic conditions do not support the consummation of the Liberty Media Exchange with respect to any or all of the LSXM Group Attributed SplitCo Shares, Liberty Media will dispose of any LSXM Group Attributed SplitCo Shares that are not part of the Liberty Media Exchange in one or more public or private sale transactions;

WHEREAS, the transactions contemplated by this Agreement, including the Restructuring and the Split-Off Transactions, have been approved by the Liberty Board and/or the SplitCo Board, as applicable, and are motivated in whole or substantial part by certain substantial corporate business purposes of Liberty Media and SplitCo;

WHEREAS, the transactions contemplated by this Agreement, including the Contribution (as defined below), the Redemption, and the Formula One Distribution (together, the “Split-Off Transactions”), are intended to qualify under, among other provisions, Section 355, Section 368(a)(1)(D) and related provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and are expected to accomplish certain corporate business purposes of Liberty Media and SplitCo (which corporate business purposes are substantially unrelated to U.S. federal tax matters);

WHEREAS, this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder; and

2

WHEREAS, the parties wish to set forth in this Agreement the terms on which, and the conditions subject to which, they intend to implement the measures referred to above and elsewhere herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I
RESTRUCTURING AND CONTRIBUTION

1.1            Restructuring.

(a)            The parties have taken or will take, and have caused or will cause their respective Subsidiaries to take, all actions that are necessary or appropriate to implement and accomplish the transactions contemplated by each of the steps set forth in the Restructuring Plan (collectively, the “Restructuring”); provided, that Steps 1 through 7 of the Restructuring Plan shall be completed prior to the Effective Time.

(b)            The Split-Off Transactions and the Liberty Media Exchange are intended to be part of the same plan of reorganization, even though there may be delays between the completion of certain steps of the transaction.

1.2            Transfer of SplitCo Assets and SplitCo Businesses; Assumption of SplitCo Liabilities.

On the terms and subject to the conditions of this Agreement, and in furtherance of the Restructuring and the Split-Off Transactions:

(a)            Liberty Media, by no later than immediately before the Effective Time, shall (i) cause all of its (or its Subsidiaries’) rights, title and interest in and to all of the SplitCo Assets and SplitCo Businesses to be contributed, assigned, transferred, conveyed and delivered, directly or indirectly, to SplitCo, and SplitCo agrees to accept or cause to be accepted all such rights, title and interest in and to all the SplitCo Assets and SplitCo Businesses; and (ii) cause all of the SplitCo Liabilities to be assigned, directly or indirectly, to or to be incurred by, SplitCo or its Subsidiaries, and SplitCo agrees to accept, assume, perform, discharge and fulfill all of the SplitCo Liabilities in accordance with their respective terms (the transactions contemplated by clauses (i) and (ii), collectively, the “Contribution”). All SplitCo Assets and SplitCo Businesses are being transferred on an “as is, where is” basis, without any warranty or representation whatsoever on the part of Liberty Media except as otherwise expressly set forth herein or in the Restructuring Agreements or the Other Agreements (as each are defined below).

(b)            Upon completion of the Contribution: (i) SplitCo will own, directly or indirectly, the SplitCo Businesses and the SplitCo Assets and be subject, directly or indirectly, to the SplitCo Liabilities; and (ii) Liberty Media will continue to own, directly or indirectly, the Liberty Retained Businesses and the Liberty Retained Assets and continue to be subject, directly or indirectly, to the Liberty Retained Liabilities.

3

(c)            If, following the Effective Time: (i) any property, right or asset forming part of the SplitCo Businesses has not been transferred to SplitCo or another SplitCo Entity, Liberty Media undertakes to transfer, or procure the transfer of, such property, right or asset to SplitCo or another SplitCo Entity designated by SplitCo and reasonably acceptable to Liberty Media as soon as practicable; or (ii) any property, right or asset forming part of the Liberty Retained Businesses has been transferred to SplitCo or another SplitCo Entity, SplitCo undertakes to transfer, or procure the transfer of, such property, right or asset to Liberty Media or another Liberty Entity designated by Liberty Media and reasonably acceptable to SplitCo as soon as practicable.

1.3            Third Party Consents and Government Approvals. To the extent that either the Restructuring or the Redemption requires the consent of any third party or a Governmental Authorization, the parties will use commercially reasonable efforts to obtain each such consent and Governmental Authorization at or prior to the time such consent or Governmental Authorization is required in order to lawfully effect the Restructuring and the Redemption, as applicable.

1.4            Reorganization and Redemption Documents. All documents and instruments used to effect the Restructuring and the Redemption and otherwise to comply with this Agreement shall be in form satisfactory to Liberty Media and SplitCo.

1.5            Qualification as Reorganization. For U.S. federal income tax purposes, (1) the Split-Off Transactions and the Liberty Media Exchange are generally intended to be undertaken in a manner so that no gain or loss is recognized (and no income is taken into account) by Liberty Media, SplitCo or their respective Subsidiaries (except with respect to certain items of income or deduction attributable to such debt obligations exchanged in the Liberty Media Exchange), and (2) the Split-Off Transactions are intended to qualify as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Code. Liberty Media and SplitCo agree that this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE II
REDEMPTION

2.1            The Redemption.

(a)            The Liberty Board shall have the authority and right to (i)(x) effect the Redemption, subject to the conditions set forth in Section 2.2, or (y) terminate the Redemption at any time prior to the Effective Time, (ii) to establish and/or change the date and time of the record date for the meeting of stockholders of Liberty Media (the “Stockholder Meeting”) at which, among other things, the holders of record of shares of BATRA and BATRB will be asked to vote on the Redemption in accordance with Article IV, Section A.2(f)(i) of the Liberty Charter, (iii) to establish or change the date and time of the Stockholder Meeting, (iv) to establish or change the date (the “Redemption Date”) and time at which the Redemption will be effective (the “Effective Time”), and (v) prior to the Effective Time to establish or change the procedures for effecting the Redemption, subject to, in all cases, any applicable provisions of the DGCL, any other applicable law and the Liberty Charter.

4

(b)            Prior to the Effective Time and with respect to clause (ii)(y) below, prior to the Formula One Distribution Record Date, and in all respects in accordance with the Restructuring Plan, (i) SplitCo shall cause the SplitCo Charter to be filed with the Secretary of State of the State of Nevada, whereupon the issued and then outstanding shares of SplitCo common stock (all of which shall be owned at such time by Liberty Media) shall automatically be reclassified into: (x) a number of shares of New BATRA equal to the number of shares of BATRA outstanding plus the Number of Shares Issuable to the SiriusXM Group with Respect to the Braves Group Inter-Group Interest (as defined in the Liberty Charter); (y) a number of shares of New BATRB equal to the number of shares of BATRB outstanding; and (z) a number of shares of New BATRK equal to the number of shares of BATRK outstanding plus the Number of Shares Issuable to the Formula One Group with Respect to the Braves Group Inter-Group Interest (as defined in the Liberty Charter), in each case as of 4:01 pm New York City time on the Redemption Date, and (ii) Liberty Media will settle (x) any remaining intergroup interest in the Liberty Braves Group attributed to the Liberty SiriusXM Group through the reattribution to the Liberty SiriusXM Group of the LSXM Group Attributed SplitCo Shares, (y) any remaining intergroup interest in the Formula One Group attributed to the Liberty SiriusXM Group through the reattribution of the LSXM Group Attributed Cash to the Liberty SiriusXM Group and (z) any remaining intergroup interest in the Liberty Braves Group attributed to the Formula One Group through the reattribution to the Formula One Group of the F1 Group Attributed SplitCo Shares.

(c)            At the Effective Time on the Redemption Date, subject to the satisfaction or waiver (to the extent permitted pursuant to Section 2.2), as applicable, of the conditions to the Redemption set forth in Section 2.2, Liberty Media will consummate the Redemption.

(d)            Liberty Media will provide notice of the Effective Time and Redemption Date to the holders of Liberty Braves Common Stock in accordance with the requirements of Article IV, Section A.2(f)(i) and (iv) of the Liberty Charter.

(e)            Liberty Media will take all such action, if any, as may be necessary or appropriate under applicable state and foreign securities and “blue sky” laws to permit the Redemption to be effected in compliance, in all material respects, with such laws.

(f)            Promptly following the Effective Time, Liberty Media will cause the Redemption Agent (i) to exchange the applicable series and number of shares of Liberty Braves Common Stock held in book-entry form as of the Effective Time for the applicable series and number of shares of SplitCo Common Stock, and (ii) to mail to the holders of record of certificated shares of Liberty Braves Common Stock as of the Redemption Date a letter of transmittal with instructions for use in effecting the surrender of the redeemed shares of Liberty Braves Common Stock.

(g)            Shares of Liberty Braves Common Stock that are redeemed in the Redemption for shares of SplitCo Common Stock will be deemed to have been transferred as of the Effective Time; provided, that until the surrender of any certificate representing redeemed shares of Liberty Braves Common Stock for shares of SplitCo Common Stock, SplitCo may withhold and accumulate any dividends or distributions which become payable with respect to such shares of SplitCo Common Stock pending the surrender of such certificate.

5

2.2            Conditions to the Redemption. The obligation of Liberty Media to effect the Redemption is subject to the satisfaction (as determined by the Liberty Board in its sole discretion) or waiver (solely in the case of those conditions that may be waived by the Liberty Board in accordance with this Section 2.2) of the following conditions:

(a)            a proposal to approve the Redemption shall have been approved by the holders of a majority of the aggregate voting power of the shares of BATRA and BATRB outstanding as of the record date for the Stockholder Meeting, in each case, entitled to vote and that are present in person or by proxy at the Stockholder Meeting or any adjournment or postponement thereof, voting together as a separate class;

(b)            Liberty Media shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the date of the Redemption and in form and substance reasonably acceptable to Liberty Media, to the effect that, for U.S. federal income tax purposes, (i) the Split-Off Transactions will qualify as a tax-free transaction under Section 355, Section 368(a)(1)(D) and related provisions of the Code, (ii) no income, gain or loss will be recognized by Liberty Media upon receipt of shares of SplitCo Common Stock in the Contribution, the distribution of shares of SplitCo Common Stock pursuant to the Split-Off Transactions, or the transfer of shares of SplitCo Common Stock in exchange for debt obligations of Liberty Media pursuant to the Liberty Media Exchange (except with respect to certain items of income or deduction attributable to such debt obligations exchanged) and (iii) no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Braves Common Stock or Liberty Formula One common stock upon the receipt of shares of SplitCo Common Stock in the Split-Off Transactions (except with respect to the receipt of any cash in lieu of fractional shares);

(c)            the effectiveness under the Securities Act of the Registration Statement on Form S-4 (the “Registration Statement”) of SplitCo relating to the Redemption and the distribution of shares of New BATRA, New BATRB and New BATRK in the Redemption and the distribution of the shares of New BATRK in the Formula One Distribution;

(d)            the effectiveness of the registration of New BATRA and New BATRK under Section 12(b) of the Exchange Act;

(e)            shares of New BATRA and New BATRK shall have been approved for listing on The Nasdaq Stock Market LLC;

(f)             Liberty Media shall have received all necessary approvals from MLB; and

(g)            any other regulatory or contractual approvals that the Liberty Board (in its sole discretion) determines to obtain shall have been so obtained and be in full force and effect.

The foregoing conditions are for the sole benefit of Liberty Media and shall not in any way limit Liberty Media’s right to amend, modify or terminate this Agreement in accordance with Section 6.1. All of the foregoing conditions are non-waivable, except that the condition set forth in Section 2.2(g) may be waived by the Liberty Board and any determination made by the Liberty Board prior to the Redemption concerning the satisfaction or waiver of any condition set forth in this Section 2.2 shall be final and conclusive.

6

2.3           Treatment of Outstanding Equity Awards.

(a)            Certain current and former employees, non-employee directors and consultants of Liberty Media, the Qualifying Subsidiaries and their respective Subsidiaries have been granted options, restricted stock units and restricted shares in respect of Liberty Braves Common Stock pursuant to various stock incentive plans of Liberty Media administered by the Liberty Board (collectively, “Awards”). Liberty Media and SplitCo shall use commercially reasonable efforts to take all actions necessary or appropriate so that the Awards that are outstanding immediately prior to the Effective Time are adjusted as set forth in this Section 2.3.

(b)            Options. As of the Effective Time, and as determined by the Liberty Board pursuant to its authority granted under the applicable stock incentive plan of Liberty Media, each holder of an outstanding option to purchase shares of Liberty Braves Common Stock (whether unvested, partially vested or fully vested) (an “Original Liberty Braves option award”) will receive an option to purchase shares of the corresponding series of SplitCo Common Stock (a “SplitCo option award”). Except as described herein, all other terms of the SplitCo option awards (including the vesting terms thereof) will, in all material respects, be the same as those of the corresponding Original Liberty Braves option awards; provided, that the terms and conditions of exercise of the SplitCo option awards shall in any event be determined in a manner consistent with Section 409A of the Code.

(c)            Restricted Stock Awards. Shares of Liberty Braves Common Stock that are subject to a restricted stock award granted under a stock incentive plan of Liberty Media (“Original Liberty Braves restricted stock awards”) will participate in the Redemption in the same manner as other outstanding shares of Liberty Braves Common Stock. Except as described herein, shares of SplitCo Common Stock received by such holders of Original Liberty Braves restricted stock awards (“SplitCo restricted stock awards”) will otherwise be subject, in all material respects, to the same terms and conditions (including the vesting terms thereof) as those applicable to such shares of Original Liberty Braves restricted stock awards immediately prior to the Effective Time.

(d)            Restricted Stock Units. As of the Effective Time, and as determined by the Liberty Board pursuant to its authority granted under the applicable stock incentive plan of Liberty Media, each holder of a restricted stock unit with respect to shares of Liberty Braves Common Stock (an “Original Liberty Braves restricted stock unit award”) will receive in the Redemption an award of restricted stock units with respect to the corresponding series of SplitCo Common Stock (a “SplitCo restricted stock unit award” and together with the SplitCo option award and SplitCo restricted stock award, a “SplitCo Award”). Except as described herein, SplitCo restricted stock unit awards will otherwise be subject, in all material respects, to the same terms and conditions (including the vesting terms thereof) as those applicable to Original Liberty Braves restricted stock unit awards immediately prior to the Effective Time.

(e)            From and after the Effective Time, the SplitCo Awards, regardless of by whom held, shall be settled by SplitCo pursuant to the terms of the SplitCo Transitional Plan. The obligation to deliver (i) shares of SplitCo Common Stock upon the exercise of SplitCo option awards or (ii) shares of SplitCo Common Stock upon vesting of SplitCo restricted stock awards or SplitCo restricted stock units shall be the sole obligation of SplitCo, and Liberty Media shall have no Liability in respect thereof.

7

(f)            It is intended that the SplitCo Transitional Plan be considered, as to any SplitCo Award that is issued as part of the adjustment provisions of this Section 2.3, to be a successor plan to the stock incentive plan of Liberty Media pursuant to which the corresponding Original Liberty Braves option award, Original Liberty Braves restricted stock award or Original Liberty Braves restricted stock unit award was issued, and SplitCo shall be deemed to have assumed the obligations under the applicable stock incentive plans of Liberty Media to make the adjustments to the Awards set forth in this Section 2.3.

(g)           With respect to Awards adjusted and any equity awards issued as a result of such adjustments (collectively, “Post-Split Awards”), in each case, pursuant to this Section 2.3, service after the Effective Time as an employee or non-employee director of, or consultant to, Liberty Media, SplitCo, any Qualifying Subsidiary or any of their respective Subsidiaries shall be treated as service to Liberty Media and SplitCo and their respective Subsidiaries for all purposes under such Post-Split Awards following the Effective Time.

(h)           Neither the Effective Time nor any other transaction contemplated by the Restructuring Plan or this Agreement shall be considered a termination of employment for any employee of Liberty Media, SplitCo or any of their respective Subsidiaries for purposes of any SplitCo Award.

(i)            SplitCo agrees that, from and after the Effective Time, it shall use its reasonable efforts to cause to be effective under the Securities Act, on a continuous basis, a registration statement on Form S-8 with respect to shares of SplitCo Common Stock issuable upon exercise of SplitCo option awards and vesting of SplitCo restricted stock awards and SplitCo restricted stock units, in each case, to which the issuance upon exercise or vesting thereof is eligible for registration on Form S-8.

2.4           Formula One Distribution.

(a)           The Liberty Board shall have the authority and right to (i) establish and/or change the date and time of the record date for the Formula One Distribution (the “Formula One Distribution Record Date”), (ii) establish and/or change the date and time at which the Formula One Distribution will be effective (the “Formula One Distribution Date”), and (iii) prior to the Effective Time establish or change the procedures for effecting the Formula One Distribution (including with respect to establishing blackout periods for option exercises and closures of the stock transfer books), subject to, in all cases, any applicable provisions of the DGCL, any other applicable law and the Liberty Charter; provided, however, that the Formula One Distribution Date shall occur no later than thirty (30) days following the Redemption Date.

(b)           Subject to the consummation of the Redemption, on the Formula One Distribution Date, Liberty Media shall cause to be distributed the F1 Group Attributed SplitCo Shares on a pro rata basis to the holders of record of Liberty Formula One common stock on the Formula One Distribution Record Date based on the number of shares of Liberty Formula One common stock outstanding on the Formula One Distribution Record Date. Liberty Media shall take all actions it determines to be necessary or appropriate to make adjustments to equity awards in respect of Liberty Formula One common stock as a result of the Formula One Distribution; provided, however, that such adjustments shall not entitle a holder of any such equity awards to receive any F1 Group Attributed SplitCo Shares in connection with the Formula One Distribution (other than with respect to any shares of Liberty Formula One common stock that are subject to a restricted stock award).

8

(c)           Notwithstanding anything to the contrary contained herein, holders of record of Liberty Formula One common stock shall not be entitled to receive a fraction of a F1 Group Attributed SplitCo Share (each, a “Fractional Share”) pursuant to the Formula One Distribution. Liberty Media shall cause the Redemption Agent to aggregate all Fractional Shares into whole shares and cause such whole shares to be sold at prevailing market prices on behalf of those holders of record who would have otherwise been entitled to receive a Fractional Share, and each such holder of record who would have otherwise been entitled to receive a Fractional Share shall be entitled to receive cash in lieu of such Fractional Share in an amount equal to such holder’s pro rata share of the total cash proceeds (net of any fees to the Redemption Agent) from such sales. The Redemption Agent will have sole discretion to determine when, how and through which broker-dealers such sales will be made without any influence by SplitCo or Liberty Media. Following such sales, the applicable holders of record will receive a cash payment in the form of a check or wire transfer in an amount equal to their pro rata share of the total net proceeds. If such holders of record physically hold one or more stock certificates or hold stock through the Redemption Agent’s Direct Registration System, the check for any cash that such holders of record may be entitled to receive instead of fractional shares of New BATRK will be mailed to such holders separately.

2.5           Liberty Media Exchange. Following the Redemption, Liberty Media will exchange the LSXM Group Attributed SplitCo Shares with one or more third party lenders for satisfaction of certain debt obligations of Liberty Media attributed to the Liberty SiriusXM Group at the time of the exchange that are held by such third party lenders. If market and general economic conditions do not support the consummation of the Liberty Media Exchange with respect to any or all of the LSXM Group Attributed SplitCo Shares, Liberty Media will dispose of any LSXM Group Attributed SplitCo Shares that are not part of the Liberty Media Exchange in one or more public or private sale transactions. The Liberty Media Exchange (or, if applicable, any sales of LSXM Group Attributed SplitCo Shares) will occur no later than the one year anniversary of the Redemption Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of the Parties. Each party hereto represents and warrants to the other as follows:

(a)           Organization and Qualification. Such party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, use, lease or operate its properties and assets, and to conduct the business heretofore conducted by it, and is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned, used, leased or operated by it or the nature of the business conducted by it requires such qualification, except in such jurisdictions where the failure to be so qualified and in good standing would not have a material adverse effect on its business, financial condition or results of operations or its ability to perform its obligations under this Agreement.

9

(b)           Authorization and Validity of Agreement. Such party has all requisite power and authority to execute, deliver and perform its obligations under this Agreement, the agreements and instruments to which it is to be a party required to effect the Restructuring (the “Restructuring Agreements”) and the agreements to be delivered by it at the Closing (as defined below) pursuant to Section 5.3(a)(i) through (v) inclusive or Section 5.3(b)(i) through (v) inclusive, as the case may be (the “Other Agreements”). The execution, delivery and performance by such party of this Agreement, the Restructuring Agreements and the Other Agreements and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors(or a duly authorized committee thereof) of such party and, to the extent required by law, its stockholders, and no other corporate action on its part is necessary to authorize the execution and delivery by such party of this Agreement, the Restructuring Agreements and the Other Agreements, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Restructuring Agreements and each of the Other Agreements, when executed and delivered, will be, duly executed and delivered by such party and each is, or will be, a valid and binding obligation of such party, enforceable in accordance with its terms.

3.2           No Approvals or Notices Required; No Conflict with Instruments. The execution, delivery and performance by such party of this Agreement, the Restructuring Agreements and the Other Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of its assets pursuant to the terms of, the charter or bylaws (or similar formation or governance instruments) of such party, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it or any of its assets are bound, or any law, rule, regulation or Order of any court or governmental authority having jurisdiction over it or its properties.

3.3           No Other Reliance. In determining to enter into this Agreement, the Restructuring Agreements and the Other Agreements, and to consummate the transactions contemplated hereby and thereby, such party has not relied on any representation, warranty, promise or agreement other than those expressly contained herein or therein, and no other representation, warranty, promise or agreement has been made or will be implied. Except as otherwise expressly set forth herein or in the Restructuring Agreements or the Other Agreements, all SplitCo Assets and SplitCo Businesses are being transferred on an “as is, where is” basis, at the risk of the transferee, without any warranty whatsoever on the part of the transferor and from and after the Effective Time.

10

ARTICLE IV
COVENANTS

4.1            Cross-Indemnities.

(a)            SplitCo hereby covenants and agrees, on the terms and subject to the limitations set forth in this Article IV, from and after the Closing, to indemnify and hold harmless Liberty Media, its Subsidiaries and their respective current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (collectively, the “Liberty Indemnified Parties”), from and against any Losses incurred by the Liberty Indemnified Parties (in their capacities as such) to the extent arising out of or resulting from any of the following:

(i)             the conduct of the SplitCo Businesses (whether before, on or after the Closing);

(ii)            the SplitCo Assets;

(iii)           the SplitCo Liabilities (whether incurred before or after the Closing);

(iv)           any obligations of any of the Liberty Entities in favor of the MLB Entities, including, but not limited to, those indemnification and other obligations under, arising from or in connection with the MLB Agreements; or

(v)            any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of SplitCo or any of its Subsidiaries under this Agreement, any Restructuring Agreement or any Other Agreement.

(b)            Liberty Media hereby covenants and agrees, on the terms and subject to the limitations set forth in this Article IV, from and after the Closing, to indemnify and hold harmless SplitCo, its Subsidiaries and their respective current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (collectively, the “SplitCo Indemnified Parties”) from and against any Losses incurred by the SplitCo Indemnified Parties (in their capacities as such) to the extent arising out of or resulting from:

(i)             the conduct of the Liberty Retained Businesses (whether before or after the Closing);

(ii)            the Liberty Retained Assets;

(iii)           the Liberty Retained Liabilities (whether incurred before or after the Closing); or

(iv)           any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of Liberty Media or any of its Subsidiaries (other than the SplitCo Entities) under this Agreement, any Restructuring Agreement or any Other Agreement.

11

(c)            The indemnification provisions set forth in Sections 4.1(a) and (b) shall not apply to: (i) any Losses incurred by any SplitCo Entity pursuant to any contractual obligation (other than this Agreement, the Restructuring Agreements or the Other Agreements) existing on or after the Closing Date (as defined below) between (x) Liberty Media or any of its Subsidiaries or Affiliates, on the one hand, and (y) SplitCo or any of its Subsidiaries or Affiliates, on the other hand; and (ii) any Losses incurred by any Liberty Entity pursuant to any contractual obligation (other than this Agreement, the Restructuring Agreements or the Other Agreements) existing on or after the Closing Date between (x) Liberty Media or any of its Subsidiaries or Affiliates, on the one hand, and (y) SplitCo or any of its Subsidiaries or Affiliates, on the other hand.

(d)           (i)             In connection with any indemnification provided for in this Section 4.1, the party seeking indemnification (the “Indemnitee”) will give the party from which indemnification is sought (the “Indemnitor”) prompt notice whenever it comes to the attention of the Indemnitee that the Indemnitee has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under this Section 4.1, and, if and when known, the facts constituting the basis for such claim and the projected amount of such Losses (which shall not be conclusive as to the amount of such Losses), in each case in reasonable detail. Without limiting the generality of the foregoing, in the case of any Action commenced by a third party for which indemnification is being sought (a “Third-Party Claim”), such notice will be given no later than ten (10) Business Days following receipt by the Indemnitee of written notice of such Third-Party Claim. Failure by any Indemnitee to so notify the Indemnitor will not affect the rights of such Indemnitee hereunder except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnitor with respect to such Third-Party Claim. The Indemnitee will deliver to the Indemnitor as promptly as practicable, and in any event within five (5) Business Days after Indemnitee’s receipt, copies of all notices, court papers and other documents received by the Indemnitee relating to any Third-Party Claim.

(ii)            After receipt of a notice pursuant to Section 4.1(d)(i) with respect to any Third-Party Claim, the Indemnitor will be entitled, if it so elects within thirty (30) days of receipt of such notice (or such lesser period as may be required by court proceedings in the event of a litigated matter), to take control of the defense and investigation with respect to such Third-Party Claim and to employ and engage attorneys reasonably satisfactory to the Indemnitee to handle and defend such claim, at the Indemnitor’s cost, risk and expense, upon written notice to the Indemnitee of such election, which notice acknowledges the Indemnitor’s obligation to provide indemnification under this Agreement with respect to any Losses arising out of or relating to such Third-Party Claim. The Indemnitor will not settle any Third-Party Claim that is the subject of indemnification without the written consent of the Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that, after reasonable notice, the Indemnitor may settle a claim without the Indemnitee’s consent if such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitee, (B) includes a complete release of the Indemnitee and (C) does not seek any relief against the Indemnitee other than the payment of money damages to be borne by the Indemnitor. The Indemnitee will cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnitee’s name of appropriate cross-claims and counterclaims). The Indemnitee may, at its own cost, participate in any investigation, trial and defense of any Third-Party Claim controlled by the Indemnitor and any appeal arising therefrom, including participating in the process with respect to the potential settlement or compromise thereof. If the Indemnitee has been advised by its counsel that there may be one or more legal defenses available to the Indemnitee that conflict with those available to, or that are not available to, the Indemnitor (“Separate Legal Defenses”), or that there may be actual or potential differing or conflicting interests between the Indemnitor and the Indemnitee in the conduct of the defense of such Third-Party Claim, the Indemnitee will have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend such Third-Party Claim, provided, that, if such Third-Party Claim can be reasonably separated between those portion(s) for which Separate Legal Defenses are available (“Separable Claims”) and those for which no Separate Legal Defenses are available, the Indemnitee will instead have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend the Separable Claims, and the Indemnitor will not have the right to control the defense or investigation of such Separable Claims (and, in which case, the Indemnitor will have the right to control the defense or investigation of the remaining portion(s) of such Third-Party Claim).

12

(iii)           If, after receipt of a notice pursuant to Section 4.1(d)(i) with respect to any Third-Party Claim as to which indemnification is available hereunder, the Indemnitor does not undertake to defend the Indemnitee against such Third-Party Claim, whether by not giving the Indemnitee timely notice of its election to so defend or otherwise, the Indemnitee may, but will have no obligation to, assume its own defense, at the expense of the Indemnitor (including attorneys’ fees and costs), it being understood that the Indemnitee’s right to indemnification for such Third-Party Claim shall not be adversely affected by its assuming the defense of such Third-Party Claim. The Indemnitor will be bound by the result obtained with respect thereto by the Indemnitee; provided, that the Indemnitee may not settle any lawsuit or action with respect to which the Indemnitee is entitled to indemnification hereunder without the consent of the Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed; provided further, that such consent shall not be required if (i) the Indemnitor had the right under this Section 4.1 to undertake control of the defense of such Third-Party Claim and, after notice, failed to do so within the period set forth in Section 4.1(d)(ii), or (ii) (x) the Indemnitor does not have the right to control the defense of the entirety of such Third-Party Claim pursuant to Section 4.1(d)(ii) or (y) the Indemnitor does not have the right to control the defense of any Separable Claim pursuant to Section 4.1(d)(ii) (in which case such settlement may only apply to such Separable Claims), the Indemnitee provides reasonable notice to Indemnitor of the settlement, and such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitor, (B) does not seek any relief against the Indemnitor and (C) does not seek any relief against the Indemnitee for which the Indemnitor is responsible other than the payment of money damages.

(e)            In no event will the Indemnitor be liable to any Indemnitee for any special, consequential, indirect, collateral, incidental or punitive damages, however caused and on any theory of liability arising in any way out of this Agreement, whether or not such Indemnitor was advised of the possibility of any such damages; provided, that the foregoing limitations shall not limit a party’s indemnification obligations for any Losses incurred by an Indemnitee as a result of the assertion of a Third-Party Claim.

13

(f)            The Indemnitor and the Indemnitee shall use commercially reasonable efforts to avoid production of confidential information, and to cause all communications among employees, counsel and others representing any party with respect to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privilege.

(g)           The Indemnitor shall pay all amounts payable pursuant to this Section 4.1 by wire transfer of immediately available funds, promptly following receipt from an Indemnitee of a bill, together with all accompanying reasonably detailed backup documentation, for any Losses that are the subject of indemnification hereunder, unless the Indemnitor in good faith disputes the amount of such Losses or whether such Losses are covered by the Indemnitor’s indemnification obligation in which event the Indemnitor shall promptly so notify the Indemnitee. In any event, the Indemnitor shall pay to the Indemnitee, by wire transfer of immediately available funds, the amount of any Losses for which it is liable hereunder no later than three (3) days following any final determination of the amount of such Losses and the Indemnitor’s liability therefor. A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing or (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment.

(h)           If the indemnification provided for in this Section 4.1 shall, for any reason, be unavailable or insufficient to hold harmless an Indemnitee in respect of any Losses for which it is entitled to indemnification hereunder, then the Indemnitor shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnitor on the one hand and the Indemnitee on the other hand with respect to the matter giving rise to such Losses.

(i)            The remedies provided in this Section 4.1 shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against an Indemnitor, subject to Section 4.1(e).

(j)            The rights and obligations of the Liberty Indemnified Parties and the SplitCo Indemnified Parties under this Section 4.1 shall survive the Redemption and the other Split-Off Transactions.

(k)           For the avoidance of doubt, the provisions of this Section 4.1 are not intended to, and shall not, apply to any Loss, claim or Liability to which the provisions of the Tax Sharing Agreement are applicable.

(l)            The Indemnitor will indemnify the Indemnitee against any and all reasonable fees, costs and expenses (including attorneys’ fees), incurred in connection with the enforcement of their or its rights under this Section 4.1.

4.2           Further Assurances. At any time before or after the Closing, each party hereto covenants and agrees to make, execute, acknowledge and deliver, and to cause its Subsidiaries to make, execute, acknowledge and deliver, such instruments, agreements, consents, assurances and other documents, and to take all such other commercially reasonable actions, as any other party may reasonably request and as may reasonably be required in order to accomplish the Restructuring and the Redemption and to give effect to the transactions provided for in this Agreement, including each step in the Restructuring Plan, and to otherwise carry out the purposes and intent of this Agreement.

14

4.3           Specific Performance. Each party hereby acknowledges that the benefits to the other party of the performance by such party of its obligations under this Agreement are unique and that the other party is willing to enter into this Agreement only in reliance that such party will perform such obligations, and agrees that monetary damages may not afford an adequate remedy for any failure by such party to perform any of such obligations. Accordingly, each party hereby agrees that the other party will have the right to enforce the specific performance of such party’s obligations hereunder and irrevocably waives any requirement for the securing or posting of any bond or other undertaking in connection with the obtaining by the other party of any injunctive or other equitable relief to enforce their rights hereunder.

4.4           Access to Information.

(a)            Each party will provide to the other party, at any time before, on or after the Redemption Date, upon written request and promptly after the request therefor (subject in all cases, to any bona fide concerns of attorney-client or work-product privilege that any party may reasonably have and any restrictions contained in any agreements or contracts to which any party or its Subsidiaries is a party (it being understood that each of Liberty Media and SplitCo will use its reasonable best efforts to provide any such information in a manner that does not result in a violation of a privilege)), any information in its possession or under its control that the requesting party reasonably needs (i) to comply with reporting, filing or other requirements imposed on the requesting party by a foreign or U.S. federal, state or local judicial, regulatory or administrative authority having jurisdiction over the requesting party or its Subsidiaries, (ii) to enable the requesting party to institute or defend against any action, suit or proceeding in any foreign or U.S. federal, state or local court or (iii) to enable the requesting party to implement the transactions contemplated hereby, including but not limited to performing its obligations under this Agreement, the Restructuring Agreements and the Other Agreements.

(b)           Any information belonging to a party that is provided to another party pursuant to Section 4.4(a) will remain the property of the providing party. The parties agree to cooperate in good faith to take all reasonable efforts to maintain any legal privilege that may attach to any information delivered pursuant to this Section 4.4 or which otherwise comes into the receiving party’s possession and control pursuant to this Agreement. Nothing contained in this Agreement will be construed as granting or conferring license or other rights in any such information.

(c)           The party requesting any information under this Section 4.4 will reimburse the providing party for the reasonable out of pocket costs, if any, of creating, gathering and copying such information, to the extent that such costs are incurred for the benefit of the requesting party. No party will have any Liability to any other party if any information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or is based on an estimate or forecast, is found to be inaccurate, absent willful misconduct or fraud by the party providing such information.

15

(d)           For the avoidance of doubt, the provisions of this Section 4.4 are not intended to, and shall not, apply to any information relating to matters governed by the Tax Sharing Agreement, which shall be subject to the provisions thereof in lieu of this Section 4.4.

4.5           Confidentiality. Each party will keep confidential for five years following the Closing Date (or for three years following disclosure to such party, whichever is longer), and will use reasonable efforts to cause its officers, directors, members, employees, Affiliates and agents to keep confidential during such period, all Proprietary Information (as defined below) of the other party, in each case to the extent permitted by applicable law.

(a)            “Proprietary Information” means any proprietary ideas, plans and information, including information of a technological or business nature, of a party (in this context, the “Disclosing Party”) (including all trade secrets, intellectual property, data, summaries, reports or mailing lists, in whatever form or medium whatsoever, including oral communications, and however produced or reproduced), that is marked proprietary or confidential, or that bears a marking of like import, or that the Disclosing Party states is to be considered proprietary or confidential, or that a reasonable and prudent person would consider proprietary or confidential under the circumstances of its disclosure. Without limiting the foregoing, all information of the types referred to in the immediately preceding sentence to the extent used by SplitCo or the SplitCo Businesses or which constitute SplitCo Assets on or prior to the Closing Date will constitute Proprietary Information of SplitCo for purposes of this Section 4.5.

(b)           Anything contained herein to the contrary notwithstanding, information of a Disclosing Party will not constitute Proprietary Information (and the other party (in this context, the “Receiving Party”) will have no obligation of confidentiality with respect thereto), to the extent such information: (i) is in the public domain other than as a result of disclosure made in breach of this Agreement or breach of any other agreement relating to confidentiality between the Disclosing Party and the Receiving Party; (ii) was lawfully acquired by the Disclosing Party from a third party not bound by a confidentiality obligation; (iii) is approved for release by prior written authorization of the Disclosing Party; or (iv) is disclosed in order to comply with a judicial order issued by a court of competent jurisdiction, or to comply with the laws or regulations of any governmental authority having jurisdiction over the Receiving Party, in which event the Receiving Party will give prior written notice to the Disclosing Party of such disclosure as soon as or to the extent practicable and will cooperate with the Disclosing Party in using reasonable efforts to disclose the least amount of such information required and to obtain an appropriate protective order or equivalent, and provided that the information will continue to be Proprietary Information to the extent it is covered by a protective order or equivalent or is not so disclosed.

4.6           Notices Regarding Transferred Assets. Any transferor of an Asset or Liability in the Restructuring that receives a notice or other communication from any third party, or that otherwise becomes aware of any fact or circumstance, after the Restructuring, relating to such Asset or Liability, will use commercially reasonable efforts to promptly forward the notice or other communication to the transferee thereof or give notice to such transferee of such fact or circumstance of which it has become aware. The parties will cause their respective Subsidiaries to comply with this Section 4.6.

16

4.7            Treatment of Payments. The parties agree to treat all payments made pursuant to this Agreement in accordance with Section 4.7 of the Tax Sharing Agreement and to increase or reduce any amount paid hereunder if such payment would have been required to be increased or reduced under such section if it were a payment made pursuant to the Tax Sharing Agreement.

ARTICLE V
CLOSING

5.1            Closing. Unless this Agreement is terminated and the transactions contemplated by this Agreement are abandoned pursuant to the provisions of Article VI, and subject to the satisfaction or waiver of all conditions set forth in each of Sections 2.2 and 5.2, the closing of the Redemption (the “Closing”) will take place at the offices of Liberty Media, at 12300 Liberty Boulevard, Englewood, Colorado, at a mutually acceptable time and date to be determined by Liberty Media (the “Closing Date”).

5.2            Conditions to Closing.

(a)            The obligations of the parties to complete the Redemption are conditioned upon the satisfaction or, if applicable, waiver of the conditions set forth in Section 2.2. The obligations of the parties to complete the Formula One Distribution and Liberty Media Exchange (or, if applicable, any sales of LSXM Group Attributed SplitCo Shares) are conditioned upon the consummation of the Redemption.

(b)            The performance by each party of its obligations hereunder is further conditioned upon:

(i)             the performance in all material respects by the other party of its covenants and agreements contained herein to the extent such are required to be performed at or prior to the Closing; and

(ii)            the representations and warranties of the other party being true and complete in all material respects as of the Closing Date with the same force and effect as if made at and as of the Closing Date.

5.3            Deliveries at Closing.

(a)            Liberty Media. At or prior to the Closing, Liberty Media will deliver or cause to be delivered to SplitCo:

(i)             the Tax Sharing Agreement duly executed by an authorized officer of Liberty Media;

(ii)            the Services Agreement duly executed by an authorized officer of Liberty Media;

(iii)           the Facilities Sharing Agreement duly executed by an authorized officer of Liberty Property Holdings, Inc. and an authorized officer of Liberty Media;

17

(iv)           each Aircraft Time Sharing Agreement duly executed by an authorized officer of Liberty Media;

(v)            the Registration Rights Agreement duly executed by an authorized officer of Liberty Media;

(vi)           the Restructuring Agreements duly executed by an authorized officer of Liberty Media or other applicable Liberty Entity;

(vii)          a secretary’s certificate certifying that the Liberty Board has authorized the execution, delivery and performance by Liberty Media of this Agreement, the Restructuring Agreements and the Other Agreements, which authorization will be in full force and effect at and as of the Closing; and

(viii)         such other documents and instruments as SplitCo may reasonably request.

(b)           SplitCo. At or prior to the Closing, SplitCo will deliver or cause to be delivered to Liberty Media:

(i)             the Tax Sharing Agreement duly executed by an authorized officer of SplitCo;

(ii)            the Services Agreement duly executed by an authorized officer of SplitCo;

(iii)           the Facilities Sharing Agreement duly executed by an authorized officer of SplitCo;

(iv)           each Aircraft Time Sharing Agreement duly executed by an authorized officer of SplitCo;

(v)            the Registration Rights Agreement duly executed by an authorized officer of SplitCo;

(vi)           the Restructuring Agreements duly executed by an authorized officer of SplitCo or other applicable SplitCo Entity;

(vii)          the SplitCo Charter, duly executed by an authorized officer of SplitCo and as filed with the Secretary of State of the State of Nevada;

(viii)         a secretary’s certificate certifying that the SplitCo Board has authorized the execution, delivery and performance by SplitCo of this Agreement, the Restructuring Agreements and the Other Agreements, which authorizations will be in full force and effect at and as of the Closing; and

(ix)           such other documents and instruments as Liberty Media may reasonably request.

18

ARTICLE VI
TERMINATION

6.1           Termination. This Agreement may be terminated and the transactions contemplated hereby may be amended, modified, supplemented or abandoned at any time prior to the Effective Time by and in the sole and absolute discretion of Liberty Media without the approval of SplitCo and without any compensation to SplitCo. For the avoidance of doubt, from and after the Effective Time, this Agreement may not be terminated (or any provision hereof modified, amended or waived) without the written agreement of all the parties.

6.2           Effect of Termination. In the event of any termination of this Agreement in accordance with Section 6.1, this Agreement will immediately become void and the parties will have no Liability whatsoever to each other with respect to the transactions contemplated hereby.

ARTICLE VII
MISCELLANEOUS

7.1           Definitions.

(a)           For purposes of this Agreement, the following terms have the corresponding meanings:

“2016 Letter Agreement” means that certain letter dated April 11, 2016 from Liberty Media to the BOC.

“Action” means any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any court, grand jury or other governmental authority or any arbitrator or arbitration panel.

“Affiliates” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person; provided, that, for any purpose hereunder, in each case both before and after the Effective Time, none of the Persons listed in clauses (i)–(v) shall be deemed to be Affiliates of any Person listed in any other such clause: (i) Liberty Media taken together with its Subsidiaries and any of their respective Investees, (ii) SplitCo taken together with its Subsidiaries and any of their respective Investees, (iii) Liberty TripAdvisor Holdings, Inc. taken together with its Subsidiaries and any of their respective Investees, (iv) Liberty Broadband Corporation taken together with its Subsidiaries and any of their respective Investees, (v) Qurate Retail, Inc. taken together with its Subsidiaries and any of their respective Investees, (vi) Liberty Global plc taken together with its Subsidiaries and any of their respective Investees, and (vii) Liberty Latin America Ltd. taken together with its Subsidiaries and any of their respective Investees.

19

“Aircraft Time Sharing Agreements” means the Aircraft Time Sharing Agreements to be entered into by and between Liberty Media and SplitCo, substantially in the forms attached hereto as Exhibit A.

“Assets” means assets, properties, interests and rights (including goodwill), wherever located, whether real, personal or mixed, tangible or intangible, movable or immovable, in each case whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Assumption Agreement” means that certain Assumption Agreement, dated May 16, 2007, among a predecessor of Liberty Media, Terence McGuirk and the BOC, which obligations were previously assigned to Liberty Media.

“BOC” means the Office of the Commissioner of Baseball.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York or Denver, Colorado.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“DGCL” means the Delaware General Corporation Law (as the same may be amended from time to time).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with all rules and regulations promulgated thereunder.

“Facilities Sharing Agreement” means the Facilities Sharing Agreement to be entered into by and among Liberty Property Holdings, Inc., Liberty Media and SplitCo, substantially in the form attached hereto as Exhibit B.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governmental Authorization” means any authorization, approval, consent, license, certificate or permit issued, granted, or otherwise made available under the authority of any court, governmental or regulatory authority, agency, stock exchange, commission or body.

“Investee” of any Person means any Person in which such first Person owns or controls an equity or voting interest.

20

“Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, and whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto (other than taxes).

“Liberty Board” means the Board of Directors of Liberty Media or a duly authorized committee thereof (including, without limitation, the Executive Committee of the Board of Directors of Liberty Media).

“Liberty Charter” means the Restated Certificate of Incorporation of Liberty Media, as in effect immediately prior to the Redemption Date.

“Liberty Entity” or “Liberty Entities” means and includes each of Liberty Media and its Subsidiaries (other than the SplitCo Entities), after giving effect to the Restructuring.

“Liberty Retained Assets” means all Assets which are held at the Effective Time by the Liberty Entities, including, for the avoidance of doubt, the LSXM Group Attributed SplitCo Shares and the F1 Group Attributed SplitCo Shares, in each case following settlement of the applicable intergroup interests in accordance with the Restructuring Plan.

“Liberty Retained Businesses” means all businesses which are held at the Effective Time by the Liberty Entities.

“Liberty Retained Liabilities” means all Liabilities of the Liberty Entities at the Effective Time other than any obligations of any of the Liberty Entities in favor of the MLB Entities (including, but not limited to, those indemnification and other obligations under, arising from or in connection with the MLB Agreements).

“Losses” means any and all damages, losses, deficiencies, Liabilities, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the fees and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or in asserting, preserving or enforcing an Indemnitee’s rights hereunder), whether in connection with a Third-Party Claim or otherwise.

“MLB Agreements” means (A) the approval memorandum, dated May 10, 2007, pursuant to which the acquisition of the Atlanta National League Baseball Club, Inc. by a predecessor of Liberty Media was approved, (B) the Assumption Agreement, (C) the 2016 Letter Agreement, and (D) the Major League Baseball Constitution and other governing documents and agreements applicable to Atlanta National League Baseball Club, LLC and its Affiliates.

21

“MLB Entities” means each of the BOC, the Major League Baseball clubs (individually and collectively), the American League, the National League, their affiliated entities, and the other Indemnified Parties (as defined in the 2016 Letter Agreement).

“Order” means any order, injunction, judgment, decree or ruling of any court, governmental or regulatory authority, agency, commission or body.

“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Qualifying Subsidiary” means a former direct or indirect Subsidiary of Liberty Media, any successor of any such former Subsidiary, and the parent company (directly or indirectly) of any such former Subsidiary or successor, including SplitCo.

“Redemption Agent” means Broadridge Corporate Issuer Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into by and between Liberty Media and SplitCo, substantially in the form attached hereto as Exhibit F.

“Restructuring Plan” means the Restructuring Plan attached hereto as Schedule 1.1.

“Securities Act” means the Securities Act of 1933, as amended, together with all rules and regulations promulgated thereunder.

“Services Agreement” means the Services Agreement to be entered into by and between Liberty Media and SplitCo, substantially in the form attached hereto as Exhibit C.

“SplitCo Assets” means 100% of the ownership and voting interests in Braves Holdings and corporate cash and any other assets attributed to the Liberty Braves Group as of immediately prior to the Contribution. For the avoidance of doubt, SplitCo Assets will not include any assets which are used to settle and extinguish any intergroup interests in the Liberty Braves Group that are attributed to the Formula One Group or the Liberty SiriusXM Group.

“SplitCo Board” means the Board of Directors of SplitCo or a duly authorized committee thereof.

“SplitCo Businesses” means the businesses held by Braves Holdings.

“SplitCo Charter” means the Amended and Restated Articles of Incorporation of SplitCo to be filed with the Secretary of State of the State of Nevada immediately prior to the Effective Time, substantially in the form attached hereto as Exhibit D.

“SplitCo Entity” or “SplitCo Entities” means and includes each of SplitCo and its Subsidiaries, after giving effect to the Restructuring.

22

“SplitCo Liabilities” means all Liabilities of Liberty Media and its Subsidiaries attributed to the Liberty Braves Group immediately prior to the Redemption; provided that, for the avoidance of doubt, SplitCo Liabilities do not include any Liabilities relating to the LSXM Group Attributed SplitCo Shares or the F1 Group Attributed SplitCo Shares, in each case following settlement of the applicable intergroup interests in accordance with the Restructuring Plan.

“SplitCo Transitional Plan” means the Atlanta Braves Holdings, Inc. Transitional Stock Adjustment Plan.

“Subsidiary” when used with respect to any Person, means (i)(A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person. For purposes of this Agreement, both prior to and after the Effective Time, none of SplitCo and its Subsidiaries shall be deemed to be Subsidiaries of Liberty Media or any of its Subsidiaries.

“Tax Sharing Agreement” means the Tax Sharing Agreement to be entered into by and between Liberty Media and SplitCo, substantially in the form attached hereto as Exhibit E.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

23

(b)            As used herein, the following terms will have the meanings set forth in the applicable section of this Agreement set forth below:

Agreement	Preamble
Awards	Section 2.3(a)
BATRA	Recitals
BATRB	Recitals
BATRK	Recitals
BOC	Section 2.2(f)
Braves Braves Entities	Recitals Schedule 1.1
Braves Holdings	Recitals
Closing	Section 5.1
Closing Date	Section 5.1
Code	Recitals
Contribution	Section 1.2(a)
Disclosing Party	Section 4.5(a)
Effective Time	Section 2.1(a)
F1 Group Attributed SplitCo Shares	Recitals
Formula One Distribution	Recitals
Formula One Distribution Date	Section 2.4(a)
Formula One Distributed Record Date	Section 2.4(a)
Fractional Share	Section 2.4(c)
Indemnitee	Section 4.1(d)(i)
Indemnitor	Section 4.1(d)(i)
Liberty Braves Common Stock	Recitals
Liberty Indemnified Parties	Section 4.1(a)
Liberty Media	Preamble
Liberty Media Exchange	Recitals
LSXM Group Attributed Cash	Recitals
LSXM Group Attributed SplitCo Shares	Recitals
New BATRA	Recitals
New BATRB	Recitals
New BATRK	Recitals
Original Liberty Braves option award	Section 2.3(b)
Original Liberty Braves restricted stock awards	Section 2.3(c)
Original Liberty Braves restricted stock unit award	Section 2.3(d)
Other Agreements	Section 3.1(b)
Post-Split Awards	Section 2.3(g)
Proprietary Information	Section 4.5(a)
Receiving Party	Section 4.5(b)
Redemption	Recitals
Redemption Date	Section 2.1(a)
Registration Statement	Section 2.2(c)
Restructuring	Section 1.1(a)
Restructuring Agreements	Section 3.1(b)
Separable Claims	Section 4.1(d)(ii)
Separate Legal Defenses	Section 4.1(d)(ii)
Split-Off Transactions	Recitals
SplitCo	Preamble

24

SplitCo Award	Section 2.3(d)
SplitCo Common Stock	Recitals
SplitCo Exchange	Recitals
SplitCo Indemnified Parties	Section 4.1(b)
SplitCo option award	Section 2.3(b)
SplitCo restricted stock awards	Section 2.3(c)
SplitCo restricted stock unit award	Section 2.3(d)
Stockholder Meeting	Section 2.1(a)
Third-Party Claim	Section 4.1(d)(i)

7.2            No Third-Party Rights. Except for the indemnification rights of the Liberty Indemnified Parties and the SplitCo Indemnified Parties pursuant to Section 4.1, nothing expressed or referred to in this Agreement is intended or will be construed to give any Person other than the parties hereto and their respective successors and assigns any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and assigns.

7.3            Notices. All notices and other communications hereunder shall be in writing and shall be delivered in person, by electronic mail (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or when so received by electronic mail or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

if to any Liberty Entity:	Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Email: [Separately provided]
Attention: Chief Legal Officer

if to any SplitCo Entity:	Atlanta Braves Holdings, Inc. 12300 Liberty Boulevard
Englewood, Colorado 80112
Email: [Separately provided]
Attention: Chief Legal Officer

or to such other address as the party to whom notice is given may have previously furnished to the other party in writing in the manner set forth above.

25

7.4           Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) together with the Restructuring Agreements and the Other Agreements (including the Tax Sharing Agreement) embodies the entire understanding among the parties relating to the subject matter hereof and thereof and supersedes and terminates any prior agreements and understandings among the parties with respect to such subject matter, and no party to this Agreement shall have any right, responsibility or Liability under any such prior agreement or understanding. Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce either party to enter into this Agreement.

7.5           Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of a party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties; provided, however, that Liberty Media and SplitCo may assign their respective rights, interests, duties, liabilities and obligations under this Agreement to any of their respective wholly-owned Subsidiaries, but such assignment shall not relieve Liberty Media or SplitCo, as the assignor, of its obligations hereunder.

7.6           Governing Law; Jurisdiction. This Agreement and the legal relations among the parties hereto will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Nevada applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction. Each of the parties hereto irrevocably agrees that any legal Action or proceeding with respect to this Agreement, and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement, and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Eighth Judicial District Court of the State of Nevada, Clark County, Nevada and any state appellate court therefrom within the State of Nevada (or, if the Eighth Judicial District Court of the State of Nevada, Clark County, Nevada declines to accept jurisdiction over a particular matter, any state or federal court within the State of Nevada). Each of the parties hereto hereby irrevocably submits with regard to any such Action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Action or proceeding with respect to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with Section 7.3 and this Section 7.6, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the subject matter hereof may not be enforced in or by such courts. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.3 shall be deemed effective service of process on such party.

26

7.7           Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.7.

7.8           Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon a determination that any provision of this Agreement is prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

7.9           Amendments; Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law. Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

7.10         No Strict Construction; Interpretation.

(a)           Liberty Media and SplitCo each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

27

(b)           When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns and references to a party means a party to this Agreement.

7.11         Conflicts with Tax Sharing Agreement. In the event of a conflict between this Agreement and the Tax Sharing Agreement, the provisions of the Tax Sharing Agreement shall prevail.

7.12         Counterparts. This Agreement may be executed in two or more identical counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. The Agreement may be delivered by electronic mail transmission of a signed copy thereof.

28

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LIBERTY MEDIA CORPORATION

By:
Name:
Title:

ATLANTA BRAVES HOLDINGS, INC.

By:
Name:
Title:

List of Omitted Exhibits and Schedules

The following exhibits and schedules to the Reorganization Agreement, dated as of [ ]. 2023, by and between Liberty Media Corporation (the “Registrant”) and Atlanta Braves Holdings, Inc. have not been provided herein:

Exhibit A - Form of Aircraft Time Sharing Agreements (See Exhibit 10.4 to the Registrant’s Registration Statement on Form S-4 (File No. 333-268921), as amended and filed April 27, 2023 (the “Form S-4”))

Exhibit B - Form of Facilities Sharing Agreement (See Exhibit 10.3 to the Form S-4)

Exhibit C - Form of Services Agreement (See Exhibit 10.2 to the Form S-4)

Exhibit D - Form of SplitCo Charter (See Exhibit 3.1 to the Registration Statement of Atlanta Braves Holdings, Inc. on Form S-4 (File No. 333-268922), as amended and filed April 27, 2023)

Exhibit E - Form of Tax Sharing Agreement (See Exhibit 10.1 to the Form S-4)

Exhibit F - Form of Registration Rights Agreement (See Exhibit 10.5 to the Form S-4)

Schedule 1.1 - Restructuring Plan

The undersigned Registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission to the extent not otherwise filed therewith.